Exhibit 23(a)(2)

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the heading “Experts” in the Registration Statement (Form S-3) and related Prospectus of Xerox Corporation for the registration of the securities listed on the cover page of the Prospectus, aggregating $2,500,000,000, and to the incorporation by reference therein of our report dated April 21, 2003, with respect to the consolidated financial statements of Fuji Xerox Co., Ltd. and Subsidiaries included in Amendment No.1 to Xerox Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Tokyo, Japan

December 26, 2003

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